Exhibit 5.1

[JONES DAY LETTERHEAD]

August 16, 2011

TransDigm Inc.

1301 East 9th Street, Suite 3000

Cleveland, Ohio 44114

Re:	Registration Statement on Form S-4 Filed by TransDigm Inc.
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel to TransDigm Inc., a Delaware corporation (the “Company”), and the TransDigm Guarantors (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $1,600,000,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2018 of the Company (the “Exchange Notes”) for an equal principal amount of 7.75% Senior Subordinated Notes due 2018 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of December 14, 2010 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the companies listed on Annex A hereto (each, a “Covered Guarantor” and, collectively, the “Covered Guarantors”), the companies listed on Annex B hereto (each, an “Other Guarantor” and, collectively, the “Other Guarantors”; such Other Guarantors and the Covered Guarantors are collectively referred to as the “TransDigm Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “TransDigm Guarantee”) on a joint and several basis by the TransDigm Guarantors.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.

The Exchange Notes have been authorized by all necessary corporate action of the Company and, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the

TransDigm Inc.

August 16, 2011

Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

2.	The TransDigm Guarantee of the Exchange Notes (each, an “Exchange Guarantee” and collectively, the “Exchange Guarantees”) of each Covered Guarantor, when it is issued and delivered in exchange for the TransDigm Guarantee of the Outstanding Notes (collectively, the “Outstanding Guarantees”) of that Covered Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Covered Guarantor.

3.	The Exchange Guarantee of each Other Guarantor, when it is issued and delivered in exchange for the Outstanding Guarantee of that Other Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Other Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

The opinions expressed herein are limited to (i) the laws of the State of New York, (ii) the laws of the State of California, (iii) the laws of the State of Texas and (iv) the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion or view as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction on the opinions expressed herein.

We are not admitted or qualified to practice law in the states of Colorado, Florida or Washington. Therefore, in rendering the opinions expressed in Paragraph 3 above, we have relied solely upon (i) the opinion of Baker Hostetler LLP, a copy of which has been filed as Exhibit 5.2 to the Registration Statement, with respect to matters governed by the laws of the State of Colorado and Florida and (ii) the opinion of Perkins Coie LLP, a copy of which has been

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August 16, 2011

filed as Exhibit 5.3 to the Registration Statement, with respect to matters governed by the laws of the State of Washington.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Annex A

Name of Covered Guarantor	State of Incorporation or Organization
Acme Aerospace, Inc.	Delaware
Adams Rite Aerospace, Inc.	California
AeroControlex Group, Inc.	Delaware
Aircraft Parts Corporation	New York
Aviation Technologies, Inc.	Delaware
Avionic Instruments LLC	Delaware
Bruce Aerospace Inc.	Delaware
CEF Industries, LLC	Delaware
Champion Aerospace LLC	Delaware
Dukes Aerospace, Inc.	Delaware
Hartwell Corporation	California
Malaysian Aerospace Services, Inc.	Delaware
MarathonNorco Aerospace, Inc.	Delaware
McKechnie Aerospace DE, Inc.	Delaware
McKechnie Aerospace Holdings, Inc.	Delaware
McKechnie Aerospace Investments, Inc.	Delaware
McKechnie Aerospace US LLC	Delaware
Semco Instruments, Inc.	Delaware
Skurka Aerospace Inc.	Delaware
TransDigm Group Incorporated	Delaware
Transicoil LLC	Delaware
Texas Rotronics, Inc.	Texas
Western Sky Industries, LLC	Delaware

Annex B

Name of Other Guarantor	State of Incorporation or Organization
Avtech Corporation	Washington
Bruce Industries, Inc.	Colorado
CDA InterCorp LLC	Florida